SUB-ITEM 77Q1:  Exhibits

FEDERATED MDT LARGE CAP VALUE FUND
(formerly Federated MDT Stock Trust)

Amendment No. 10
to the
AMENDED & RESTATED
DECLARATION OF TRUST

Dated May 19, 2000


	This Declaration of Trust is amended as follows:

	Strike the first paragraph of Section 5 -
Establishment and Designation of Series or Class, of
Article III - BENEFICIAL INTEREST from the Declaration of
Trust and substitute in its place the following:
      Section 5.  Establishment and Designation of Series
or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated MDT Large Cap Value Fund
Class A Shares
R6 Shares
Institutional Shares
Service Shares
Class T Shares

	The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 16th day of February, 2017, to become effective on March 1, 2017.

Witness the due execution this 16th day of February, 2017.


/s/ John T. Collins                   /s/ Peter E. Madden
John T. Collins                      Peter E. Madden

/s/ J. Christopher Donhaue          /s/ Charles F. Mansfield, Jr.
J. Christopher Donahue              Charles F. Mansfield, Jr.

/s/ Thomas R. Donahue              /s/ Thomas M. O'Neill
Thomas R. Donahue                 Thomas M. O'Neill

/s/ Thomas Hough                   /s/ Jerome Richey
G. Thomas Hough                    P. Jerome Richey

/s/ Maureen Lally - Green        /s/ John S Walsh
Maureen Lally-Green              John S. Walsh